Contact:         James A. D. Smith
President and Chief Executive Officer
Phone: 650-562-1424

FOR IMMEDIATE RELEASE:

Genelabs Technologies Announces Completion of
$10 Million Private Placement Financing

REDWOOD CITY, Calif., February 14, 2007 - Genelabs Technologies, Inc. (Nasdaq: GNLB) announced today that it has completed the sale of approximately 5.8 million shares of its common stock and warrants to purchase approximately 1.7 million shares of its common stock to institutional and accredited investors for gross proceeds of $10.0 million. Genelabs sold the shares and warrants for $1.72 per share (which includes the warrant purchase price of $0.125 per share underlying the warrants). The exercise price on the warrants is $1.85 per share. Oppenheimer & Co., Inc. acted as placement agent in the transaction.

The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, or under any state securities law, and may not be offered or sold in the United States (or to a U.S. person) absent a registration statement or exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities.

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